Exhibit 3.2

FIRST AMENDMENT TO ARTICLES OF INCORPORATION
OF ADERA MINES LIMITED
☐ First:

Article 1 of the Articles of Incorporation be amended and restated in its entirety to read as follows:

“The name of the Corporation is Chatsworth Data Solutions, Inc.”

Article 3 of the Articles of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

“The aggregate number of authorized shares of shares of stock which the Corporation is authorized to issue is One Hundred Five Million (105,000,000): One Hundred Million (100,000,000) common, $.00001 par value and Five Million (5,000,000) preferred, $.00001 par value.

Preferred. The preferred stock may be issued from time to time in one or more classes or series. The Board of Directors of the Corporation (the “Board of Directors”) is authorized to provide for the issuance of shares of preferred stock in one or more classes or series and, by filing a certificate pursuant to the Colorado Business Corporation Act (hereinafter referred to as “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations and restrictions thereof prior to its issuance. Each such class or series of preferred stock shall have such voting powers as shall be authorized by the Board of Directors and stated in the applicable Preferred Stock Designation.”

☐ Second: that all other provisions of the Articles of Incorporation shall remain in full force and effect.

☐ Third: That concurrently therewith, acting by written consent, the holders of at least a majority of the issued and outstanding shares of the Corporation’s capital stock consented to the foregoing amendments in accordance with Section 78.390 of the Nevada Revised Statutes (“NRS”).

☐ Fourth: That said amendments were duly adopted by the Board of Directors in accordance with the provisions of Section 78.390 of NRS.

☐ Fifth: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the undersigned Corporation has caused this First Amendment to its Articles of Incorporation to be signed by a duly authorized officer as of __________________, 2006.

By:
Chief Executive Officer